Exhibit 3.27

VIVINT FIREWILD, LLC A Delaware Limited Liability Company

LIMITED LIABILITY COMPANY AGREEMENT

January 23, 2014

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17.	EXCULPATION AND INDEMNIFICATION		9
	(a)	Exculpation	9
	(b)	Duties and Liabilities of Covered Persons	10
	(c)	Indemnification	10
	(d)	Expenses	11
	(e)	Insurance	11

18.	TERM		11

19.	DISSOLUTION		11
	(a)	Events of Dissolution	11
	(b)	No Members	11
	(c)	Bankruptcy	11
	(d)	Post-Dissolution Activities	11
	(e)	Termination	11

20.	TAX STATUS		12

21.	AMENDMENT		12

22.	GOVERNING LAW		12

23.	ENTIRE AGREEMENT		12

24.	THIRD-PARTY BENEFICIARIES		12

25.	SEVERABILITY		12

* * * * *

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LIMITED LIABILITY COMPANY AGREEMENT

OF

VIVINT FIREWILD, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Vivint FireWild, LLC, a Delaware limited liability company (the “Company”), is made and entered into this 23rd day of January, 2014, by Vivint Wireless, Inc., a Delaware corporation (sometimes referred to herein as “Vivint Wireless”), as the sole Member of the Company.

RECITALS

A. The Company was formed on January 23, 2014 upon the filing of the Company’s Certificate with Secretary of State of the State of Delaware.

B. Vivint Wireless, as the sole Member, desires to enter into a written limited liability company agreement as to the affairs of the Company and the conduct of its business.

AGREEMENT

NOW, THEREFORE, the undersigned hereby agrees as follows:

1. Definitions.

(a) Capitalized Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1(a):

“Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18 of the Delaware Code, Section 18-101 et seq., as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Affiliate” means, with respect to any Person, (a) any Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person, (b) any Person owning or Controlling ten percent (10%) or more of the outstanding voting interests of such Person, (c) any officer, director, or general partner of such Person, (d) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the outstanding voting interests of any Person described in item (a) or (b) of this sentence.

“Agreement” means this Limited Liability Company Agreement of Vivint FireWild, LLC, a Delaware limited liability company, including all schedules and exhibits hereto, as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires. For purposes of the Act, the Agreement is the “limited liability company agreement” (as such term is defined in the Act) of the Company.

“Certificate” means, with respect to the Company, its certificate of formation as originally filed with the Delaware Secretary of State, as the same may be amended, restated modified or otherwise changed from time to time.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any corresponding federal income tax statute enacted after the date of this Agreement. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any federal income tax statute enacted after the date of this Agreement as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Dissolution” or “Dissolved” means, with respect to a legal entity other than a natural person, that such entity has “dissolved” within the meaning of the partnership, corporation, limited liability company, trust or other statute under which such entity was organized.

“LLC Interest” means a “limited liability company interest” (as such term is defined in Section 18-101(8) of the Act) in the Company, including any and all rights and benefits to which the holder of such an interest may be entitled as provided in this Agreement and any applicable supplement and/or addendum hereto (e.g., right to receive distributions of Company assets), together with all obligations of such holder to comply with the terms and provisions of this Agreement and any applicable supplement and/or addendum hereto.

“Manager” means any Person who has become a Manager pursuant to the terms of this Agreement and has not ceased to be a Manager pursuant to the terms of this Agreement.

“Member” means any Person admitted to the Company as a member in accordance with the terms of this Agreement so long as such Person remains a member of the Company. As of the date of the Agreement, the sole Member of the Company is Vivint Wireless.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, governmental agency, or other entity, whether domestic or foreign.

“Treasury Regulations” means the temporary and final regulations issued by the United States Department of the Treasury and relating to a matter arising under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(b) Certain Additional Defined Terms. In addition to such terms as are defined in Section 1(a), the following terms are used in this Agreement as defined in the sections or other subdivisions of this Agreement or elsewhere as referenced opposite such terms below:

Defined Term	Reference
Vivint Wireless	Preamble
Company	Preamble
Covered Persons	Section 17(a)(i)
Principal Office	Section 6

(c) References and Construction. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(i) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(ii) The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(iii) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(iv) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(v) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(vi) The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(vii) No consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.

(viii) References to laws, regulations, and other governmental rules, as well as to contracts, agreements, and other instruments, shall mean such rules and instruments as in effect at the time of determination (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the effective date of this Agreement) and shall include all successor rules and instruments thereto.

(ix) References to “$”, “cash”, or “dollars” shall mean the lawful currency of the United States.

(x) References to “federal” shall be to laws, agencies, or other attributes of the United States (and not to any state or locality thereof), and the meaning of the terms “domestic” and “foreign” shall be determined by reference to the United States.

(xi) References to “days” shall mean calendar days, references to “business days” shall mean all days other than Saturdays, Sundays, and days that are legal holidays in the State of Utah, and days, business days, and times of day shall be determined by reference to local time in Salt Lake City, Utah.

(xii) Whenever in this Agreement a Person is permitted or required to make a decision in its “discretion” or under a grant of similar authority or latitude, such Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interests of, or factors affecting, the Company or any other Person.

(xiii) Whenever in this Agreement a Person is permitted or required to make a decision in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

2. Formation. The Certificate was filed with the Delaware Secretary of State on January 23, 2014. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Act. The rights and liabilities of the Member shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of the Member or the Manager are different by reason of any provision of this Agreement than they would be in the absence of such provision, then this Agreement shall, to the extent permitted by the Act, control.

3. Name. The name of the Company shall be “Vivint FireWild, LLC”.

4. Purposes. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

5. Powers. The Company, and the Manager and the officers of the Company on behalf of the Company, (a) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 4 and (b) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

6. Principal Office. The Company shall have a single principal office (the “Principal Office”) which initially shall be located at 4931 North 300 West, Provo UT 84604, and may thereafter be changed from time to time by the Manager. The Company may have such other offices and in such locations as the Manager from time to time may determine, or the business of the Company may require.

7. Registered Office and Agent. The Company shall continuously maintain a Delaware registered office and a registered agent for service of process as required by the Act. The initial registered office and agent of the Company shall be as stated in the Certificate. If the registered agent ceases to act as such for any reason, or the registered office shall change, then the Manager shall promptly designate a replacement registered agent or file or cause to be filed a notice of change of address, as the case may be.

8. Title to Company Property. Title to any property acquired by or contributed to the Company shall be placed in the name of the Company and shall remain in the Company’s name for as long as the Company owns the property.

9. Member.

(a) Name and Address. The name and principal address of the sole Member is Vivint Wireless, Inc., 4931 North 300 West, Provo UT 84604.

(b) Member Actions. The Member shall have the power to exercise any and all rights and powers granted to the Member pursuant to the express terms of this Agreement. The Member shall have the power to act for and on behalf of, and to bind, the Company.

(c) Limited Liability. Except as otherwise expressly required by applicable law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

10. Management.

(a) Management of the Company. The business, property, and affairs of the Company shall be managed exclusively by or under the direction of the Manager. The Member is hereby designated as the Manager, and shall be a “manager” within the meaning of Section 18-101(10) of the Act. Except for situations in which the approval of the Members is expressly required by the Act, the Certificate, or this Agreement, the Manager shall have full, complete, and exclusive authority, power, and discretion to manage and control the business, property, and affairs of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company’s business, property, and affairs. The Manager may delegate the management of the day-to-day operation of the business of the Company to officers appointed pursuant to this Agreement or to Persons as otherwise permitted by law, provided that the business, property, and affairs of the Company shall be managed and all Company power shall be exercised under the ultimate direction of the Manager.

(b) Election of the Manager.

(i) Term. The Manager shall hold office until the Manager’s successor is elected and qualified or until the Manager’s earlier resignation or removal.

(ii) Election. The Member shall be entitled to elect (by affirmative vote or written consent) the Manager, to remove the Manager, to fill any vacancy caused by the resignation of the Manager and to fill any vacancy caused by the removal of the Manager.

(iii) Resignation. The Manager may resign at any time by giving fourteen (14) days written notice to the Member. Any such resignation shall be without prejudice to the rights, if any, of the Company under any contract to which the Manager is a party. The resignation of the Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.

(iv) Removal. The Manager may be removed at any time by the Member in accordance with Section 10(b)(ii), with or without cause, by giving written notice to the Manager of its removal. The removal shall take effect upon receipt of the notice or at such later time as shall be specified in the notice.

(c) Powers of the Manager. Without limiting the generality of Section 10(a), but subject to the express limitations set forth elsewhere in this Agreement, the Manager shall possess and may exercise all powers and privileges necessary, appropriate, or convenient to manage and carry out the purposes, business, property, and affairs of the Company and to make all decisions affecting such business and affairs, including, without limitation, the power to exercise on behalf of the Company all powers and privileges described in the Act, including without limitation, the power to:

(i) acquire, purchase, renovate, improve, alter, rebuild, demolish, replace, and own property or assets that the Manager determines is necessary or appropriate or in the interest of the business of the Company, and to acquire options for the purchase of any such property;

(ii) sell, exchange, lease, or otherwise dispose of the property or assets owned by the Company, or any part thereof, or any interest therein;

(iii) guarantee the payment of money or the performance of any contract or obligation of any Person;

(iv) borrow money from any Person, including the Manager and its Affiliates, issue evidences of indebtedness in connection therewith, prepay, refinance, increase the amount of, modify, amend, or change the terms of, or extend the time for the payment of any indebtedness or obligation of the Company, and secure such indebtedness by mortgage, deed of trust, pledge, security interest, or other lien on Company assets;

(v) enter into agreements and contracts and give receipts, releases and discharges;

(vi) purchase liability and other insurance to protect the Company’s properties and business;

(vii) execute any and all other instruments and documents which may be necessary or, in the opinion of the Manager, desirable to carry out the intent and purpose of this Agreement, including, but not limited to, documents whose operation and effect extend beyond the term of the Company;

(viii) sue on, defend, or compromise any and all claims or liabilities in favor of or against the Company; submit any or all such claims or liabilities to arbitration; and confess a judgment against the Company in connection with any litigation in which the Company is involved;

(ix) retain legal counsel, auditors, and other professionals in connection with the Company’s business and to pay therefor such remuneration as the Manager may determine;

(x) care for and distribute funds to the Member by way of cash flow, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

(xi) employ from time to time, at the expense of the Company, on such terms and for such compensation as the Manager may determine, but subject to this Agreement, Persons to render services to the Company;

(xii) pay or cause to be paid all expenses, fees, charges, taxes, and liabilities incurred or arising in connection with the Company, or in connection with the management thereof, including, without limitation, such expenses and charges for the services of the Company’s employees, accountants, attorneys, and other agents or independent contractors, and such other expenses and charges as the Manager deems necessary or advisable to incur; and

(xiii) make elections for federal, state, and local tax purposes.

The expression of any power or privilege of the Manager in this Agreement shall not in any way limit or exclude any other power or privilege which is not specifically or expressly set forth herein.

(d) Officers. The Manager may appoint officers at any time. The officers of the Company may include a chairman, president, one or more vice presidents or executive vice presidents, secretary, chief financial officer, and such other officers as determined by the Manager. The officers shall serve at the pleasure of the Manager, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices. The officers shall exercise such powers and perform such duties as specified by the Manager from time to time. However, unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. The salaries of all officers of the Company shall be reasonable and shall be fixed by a resolution of the Manager.

(e) Execution of Company Instruments.

(i) The Manager may in its discretion determine the method and designate the signatory officer or officers, or other Person or Persons, to execute any Company instrument or document, or to sign the Company name without limitation, except where otherwise provided by law, and such execution or signature shall be binding upon the Company.

(ii) Unless otherwise specifically determined by the Manager or otherwise required by law, formal contracts of the Company, promissory notes, deeds of trust, mortgages and other evidences of indebtedness of the Company, and other Company instruments or documents, and certificates of evidencing equity owned by the Company, shall be executed, signed or endorsed by the chairman (if there be such an officer appointed) or by the president or chief operating officer (if there be such an officer appointed); such documents may also be executed by any vice-president and by the secretary or treasurer or any assistant secretary or assistant treasurer. All other instruments and documents requiring the Company signature may be executed as aforesaid or in such other manner as may be directed by the Manager.

(iii) Subject to any restrictions imposed from time to time by the Manager, all checks and drafts drawn on banks or other depositaries on funds to the credit of the Company or in special accounts of the Company shall be signed by the president or treasurer, or such Person or Persons as the Manager shall authorize so to do.

(iv) Also, execution of any Company instrument may be effected in such form, either manual, facsimile or electronic signature, as may be authorized by the Manager.

(f) Limited Liability of the Manager and Officers. Neither the Manager nor any officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being the Manager or an officer of the Company.

11. Capital Contribution. At the time of, and in connection with the Member’s admission to the Company, the Member contributed the amount of One Hundred Dollars ($100) as its initial contribution to the capital of the Company.

12. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may, in its sole discretion, make additional capital contributions to the Company at any time. To the extent that the Member makes an additional capital contribution to the Company, the Manager shall cause such additional contributions to be reflected in the books and records of the Company. The Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Manager. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any loan document or would constitute a default under the loan documents.

14. Assignment. The Member may transfer or assign (including as a collateral assignment or pledge) in whole or in part its LLC Interest. In connection with a voluntary transfer or assignment by the Member of its entire LLC Interest, the Member will automatically withdraw and the assignee will automatically and simultaneously be admitted as the successor Member without any further action at the time such voluntary transfer or assignment becomes effective under applicable law and the Company shall be continued without dissolution. In connection with a partial assignment or transfer by the Member of its LLC Interest, this Agreement shall be amended to reflect the fact that the Company will have more than one member or one member and one or more economic interest holding assignees.

15. Resignation. The Member may withdraw or resign from the Company at such time as it shall determine.

16. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional member of the Company, this Agreement shall be amended by the Member and the Person or Persons to be admitted as additional members to make such changes as they shall determine to reflect the fact that the Company shall have more than one member.

17. Exculpation and Indemnification.

(a) Exculpation.

(i) For purposes of this Agreement, the term “Covered Persons” means the Manager, the Member, any Affiliates of the Manager or Member, and any officers, directors, shareholders, members, managers or partners of the Manager or the Member and their respective Affiliates, and any officer, employee or expressly authorized agent of the Company or its Affiliates.

(ii) The Member, whether acting as Member, or in any other capacity, shall not be liable to the Company or to any other Covered Person for any loss, damage or claim incurred by reason of any act or omission (whether or not constituting negligence or gross negligence) performed or omitted by the Member in good faith, the Manager shall not be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reasons of any act or omission (whether or not constituting negligence or gross negligence), and no other Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed (whether or not constituting negligence) or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person (other than the Member or Manager, irrespective of the capacity in which it acts) shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(iii) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within the professional or expert competence of such Person and who or which has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid. The foregoing provision shall in no way be deemed to reduce the limitation on liability of the Member provided in Section 17(a)(ii).

(b) Duties and Liabilities of Covered Persons.

(i) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement (including, without limitation, Section 17(a)). The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(ii) Whenever in this Agreement a Covered Person is permitted or required to make a decision (A) in its “discretion” or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Company or any other Person, or (B) in its “good faith” or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

(iii) All provisions of this Section 17 shall apply to any former Covered Person for all actions or omissions taken while such person was a Covered Person to the same extent as if such person were still a Covered Person.

(c) Indemnification. To the fullest extent permitted by applicable law, any Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission (whether or not constituting negligence) performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person (other than the Member or the Manager, irrespective of the capacity in which it acts) shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 shall be provided out of, and to the extent of, Company assets only, and no Covered Person shall have any personal liability on account thereof. To the fullest extent permitted by applicable law, the Member and the Manager (irrespective of the capacity in which it acts) shall be entitled to indemnification from the

Company for any loss, damage or claim incurred by the Company or any other Covered Person by reason of any act or omission (whether or not constituting negligence or gross negligence) performed or omitted by the Member or Manager in good faith on behalf of the Company.

(d) Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 17.

(e) Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Manager shall, in his sole discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the Manager shall determine, against any liability that may be asserted against, or expenses that may be incurred by, any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Company may enter into indemnity contracts with Covered Person and the Manager may adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 17 and containing such other procedures regarding indemnification as are appropriate.

18. Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 19.

19. Dissolution.

(a) Events of Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

(i) the written consent of the Member; or

(ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) No Members. If at any time there is no Member of the Company, the Company shall not dissolve but the personal representative (as defined in the Act) of the last remaining Member shall agree in writing to continue the Company and to the admission of the personal representative of the last remaining Member or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member.

(c) Bankruptcy. Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(d) Post-Dissolution Activities. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act.

(e) Termination. Upon the completion of the winding up of the Company, the Manager shall cause to be filed a certificate of termination with the Secretary of State of the State of Delaware canceling the Company’s Certificate at which time the Company shall terminate.

20. Tax Status. At all times that the Company has only one Member (who owns 100% of the LLC Interests), it is the intention of the Member that the Company be a disregarded entity (as contemplated in Treasury Regulations Sections 301.7701-2 and 301.7701-3) for federal, state, local and foreign income tax purposes.

21. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Member.

22. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to the rules of conflict of laws thereof or of any other jurisdiction that would call for the application of the substantive laws of a jurisdiction other than the State of Delaware.

23. Entire Agreement. This Agreement and the documents and agreements contemplated in this Agreement constitute the entire agreement with the Member with regard to the subject matter hereof and thereof.

24. Third-Party Beneficiaries. Except for the Administrative Agent, the Collateral Agent, the Lenders, and their respective successors or assigns, (a) none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party and shall not give rise to a right on the part of any third party to enforce or demand enforcement of the Member’s capital contribution, obligation to return distributions or obligation to make other payments to the Company as set forth in this Agreement, and (b) nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third person.

25. Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstances, is held invalid or unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall continue in full force without being impaired or invalidated.

[SIGNATURE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement as of the date first above written.

VIVINT WIRELESS, INC.,
a Delaware corporation

By:	/s/ Luke Langford

Luke Langford, Chief Operating Officer